Exhibit 11.1

TRADING POLICY

(formerly known as Policy Statement for Trading in Company Securities)

Effective Date: 1 November 2023

Revision No: 3

Review Date: 25 September 2024

TRADING POLICY
(formerly known as “Policy Statement for Trading in Company Securities”)

Table of Contents

1.	PURPOSE	3
2.	SCOPE	3
3.	OWNERSHIP	3
4.	DEFINITIONS	3
5.	GENERAL POLICY: NO TRADING OR CAUSING TRADING WHILE IN POSSESSION OF MATERIAL NON-PUBLIC INFORMATION	5
6.	VIOLATIONS OF INSIDER TRADING LAWS	6
7.	POLICY APPLICABLE TO INSIDERS	7
8.	PRE-CLEARANCE OF SECURITIES TRANSACTIONS	8
9.	PROHIBITED TRANSACTIONS	9
10.	RULE 144 RESTRICTIONS ON SALES BY DIRECTORS, SENIOR OFFICERS AND CONTROLLING SHAREHOLDERS	10
11.	CONFIDENTIALITY POLICY AND PROCEDURE	11
12.	POST RETIREMENT OR TERMINATIONS TRANSACTIONS	12
13.	RESPONSIBILITY, ASSISTANCE AND CERTIFICATIONS	12
14.	LINKED DOCUMENTS	12
Appendix: Notice of Purchase or Sale		13

TRADING POLICY
(formerly known as “Policy Statement for Trading in Company Securities”)

1.	PURPOSE:

Trading on material, non-public information subjects GasLog Ltd. (“GasLog”) and GasLog Partners LP (“GasLog Partners”), together with their respective subsidiaries (the “GasLog Entities”), and their respective directors, officers, employees, employees’ immediate family members and controlling shareholders to potential legal liability and reputational harm. The purpose of this Trading Policy (the “Policy”) is to help you understand your responsibilities as a director, officer, employee or controlling shareholder of the GasLog Entities relative to the purchase and sale of GasLog Entities Securities. U.S. securities laws and the GasLog Entities’ policy prohibit directors, executive officers, employees, employees’ immediate family members and controlling shareholders from trading in the securities of a public company on the basis of material, non-public information about such company.

2.	SCOPE:

This Policy is applicable to all the GasLog Entities’ employees (including agency staff, secondees and consultants), directors, executive officers, Controlling Shareholders and directors, officers and employees of GasLog Partners GP LLC, to the extent they are involved in activities relating to the GasLog Entities’ business.

Section 7 below sets out how the Policy applies to the various groups to whom the Policy applies.

3.	OWNERSHIP:

This Policy has been adopted by the Boards of Directors (the “Boards”) of GasLog and GasLog Partners.

The owner of this Policy is the General Counsel.

4.	DEFINITIONS:

Affiliate: An Affiliate of the GasLog Entities for the purposes of Rule 144 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) is a person that directly or indirectly controls, is controlled by or is under common control with the either of the GasLog Entities. “Control” is defined as the power to direct or cause the direction of management and policies of the GasLog Entities, whether through ownership of shares or common units, by contract or otherwise. Each director, executive officer and Controlling Shareholder of the GasLog Entities should consider himself or herself to be an Affiliate of the GasLog Entities unless advised otherwise by the GasLog Entities or authorities. In addition, the family members sharing the home of such directors, executive officers and Controlling Shareholders might also be deemed to be Affiliates of the GasLog Entities if they, too, are controlled by such director, executive officer or Controlling Shareholder.

Blackout Periods: Specified periods when trading in GasLog Entities Securities is prohibited for Insiders. Please see Section 7.

GasLog Entities Securities: The GasLog Securities and the GasLog Partners Securities.

Controlling Shareholders: A shareholder in GasLog or a unitholder in GasLog Partners who 1) owns more than half of the shares or units or the majority of the outstanding shares or units in GasLog or GasLog Partners, as applicable, and/or 2) has the ability to elect a majority of the Board or other governing body of GasLog or GasLog Partners, as applicable.

TRADING POLICY
(formerly known as “Policy Statement for Trading in Company Securities”)

GasLog Securities: GasLog’s preference shares and debt securities (debentures, bonds, notes etc.) currently in issue or which may be issued in the future as well as any Permitted Hedging Derivatives.

GasLog Partners Securities: GasLog Partners’ preference units and debt securities (debentures, bonds, notes etc.) currently in issue or which may be issued in the future.

Immediate Family Members: Include any child, step-child, grandchild, parent, step-parent, grandparent, spouse, sibling, mother-in law, father-in law, son-in law, daughter-in law, brother- in law or sister-in law and includes adoptive relationships.

Insiders: Directors, executive officers, senior management; management of the GasLog Entities as well as persons designated by the Secretary of the GasLog Entities (the “GasLog Entities’ Secretary”) and/or the General Counsel (including directors, officers & employees of GasLog Partners GP LLC, to the extent they have access to material non-public information about the GasLog Entities) as well as certain employees who may have access to material, non-public information and Controlling Shareholders (including those persons on a Project List).

Material Information: Is any information that a reasonable investor would consider important in a decision to buy, hold or sell securities. In short, any information that could reasonably affect the price of securities. Examples include:

(i)	Information relating to the GasLog Entities’ financial position or results, including quarterly financial results;
(ii)	Projections of future earnings or losses;
(iii)	News of a pending or proposed merger, acquisition, divestiture or other corporate transaction involving the GasLog Entities;
(iv)	News of major investments, such as a significant purchase or sale of assets or the acquisition or disposal of a vessel;
(v)	Entry into or termination of significant contracts, including cooperation or alliance agreements;
(vi)	Information relating to significant legal proceedings commenced by or against the GasLog Entities;
(vii)	Changes in dividend policies or the offering of additional securities;
(viii)	Changes in directors or senior management;
(ix)	Significant new joint ventures;
(x)	Impending bankruptcy or financial liquidity problems; and
(xi)	The gain or loss of a substantial customer or supplier.

Note: the above list is not exhaustive and either positive or negative information may be material.

Non-public: Insider trading prohibitions come into play only when you possess information that is material and “non-public”. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must have been given the opportunity to absorb the information. Even after public disclosure of information about the GasLog Entities, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. Non-public information may include:

(i)	Information available to a select group of analysts or brokers or institutional investors;
(ii)	Undisclosed facts that are the subject of rumours, even if the rumours are widely circulated; and
(iii)

Information that has been entrusted to the GasLog Entities on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

TRADING POLICY
(formerly known as “Policy Statement for Trading in Company Securities”)

Non-insider Employees: Employees who do not have regular access to material, non-public information.

Project List: A list of names of employees working on a particular project, holding certain non- public information for the GasLog Entities, such employees being notified by the GasLog Entities’ Secretary and/or the General Counsel.

Related Parties: An Insider’s or employee’s family members, including:

(i)	Their Immediate Family Members;
(ii)	Anyone who lives in the Insider’s or employee’s household;
(iii)

Any family members who do not live in the Insider’s or employee’s household but whose transactions involving the GasLog Entities Securities are directed by the Insider or employee or are subject to the employee’s or Insider’s influence or control; and

(iv)	Any entity over which an Insider or employee exercises or shares investment control such as a partnership or family trust.

5.	GENERAL POLICY: NO TRADING OR CAUSING TRADING WHILE IN POSSESSION OF MATERIAL NON-PUBLIC INFORMATION:

5.1.

No Insider, employee, contractor, consultant or any of their respective Related Parties or Affiliates may purchase or sell, offer to purchase, or sell, any GasLog Entities Securities, whether or not issued by the GasLog Entities, while in possession of material, non-public information about the GasLog Entities.

5.2.

No Insider, employee, contractor, consultant or any of their respective Related Parties or Affiliates who knows of any material, non-public information about the GasLog Entities may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the GasLog Entities’ authorization.

5.3.

No Insider, employee, contractor, consultant or any of their respective Related Parties or Affiliates may purchase or sell any security of any other company while in possession of material non-public information about that company that was obtained in the course of his or her involvement with such company. No Insider, employee, contractor, consultant, Controlling Shareholder or Affiliate who knows of any such material non-public information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the GasLog Entities’ authorization.

TRADING POLICY
(formerly known as “Policy Statement for Trading in Company Securities”)

5.4.

For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and non-public.

As an employee always avoid tipping or recommending securities whether or not in possession of material, non-public information.

5.5.	All Insiders must “pre-clear” all trading in GasLog Entities Securities in accordance with the procedures set out in Section 8.

Note: transactions that an individual may need to undertake for independent reasons (such as the need to raise money for a personal emergency expenditure) are not acceptable exceptions to this Policy. Even the appearance of any improper transactions must be avoided to preserve the GasLog Entities’ reputation for adhering to the highest standards of ethical conduct.

Remember:

(i)	if any securities transaction becomes the subject of scrutiny, such transaction will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any securities transaction you should carefully consider how regulators and others might view such transaction in hindsight; and
(ii)	the same restrictions apply to Related Parties. Persons covered by this Policy are expected to be responsible for the compliance of their Immediate Family Members and Related Parties.

6.	VIOLATIONS OF INSIDER TRADING LAWS:

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is mandatory.

Penalties under U.S securities laws include:

A civil penalty of up to three times the profit gained, or loss avoided;

A criminal fine of up to US$5 million; and

A jail term of up to 20 years.

Moreover, if an employee violates this Policy, GasLog Entities-imposed sanctions, including dismissal, could result. Needless to say, any of the above consequences, or even an investigation by the U.S. Securities and Exchange Commission (the “SEC”) that does not result in prosecution, can tarnish reputations and irreparably damage a career.

TRADING POLICY
(formerly known as “Policy Statement for Trading in Company Securities”)

7.	POLICY APPLICABLE TO INSIDERS:

All Insiders are prohibited from trading in the GasLog Entities Securities during Blackout Periods as detailed below:

Quarterly Blackout Periods. Trading in the GasLog Entities Securities is prohibited from the close of trading (US) on the seventh calendar day after the last day of each financial quarter to the close of business on the second full trading day following the date the GasLog Entities’ financial results are publicly disclosed and Form 6-K is filed. During these periods, Insiders generally possess or are presumed to possess material non-public information about the GasLog Entities’ financial results.

Other Blackout Periods. From time to time, other types of material non-public information regarding the GasLog Entities may be pending and not publicly disclosed. While such material non-public information is pending, the GasLog Entities may impose special Blackout Periods during which Insiders are prohibited from trading in the GasLog Entities Securities. If the GasLog Entities impose a special Blackout Period, they will notify the Insiders affected.

The trading restrictions referenced above do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that:

a)

For directors and Section 16 officers (as defined in Rule 16a-1(f) of the Exchange Act), provides that no purchases or sales shall occur until the expiration of a cooling- off period consisting of the later of (1) 90 days after the date the 10b5-1 trading plan is adopted or (2) two business days after the disclosure of the applicable GasLog Entities’ financial results in a Form 20-F or Form 6-K for the completed fiscal quarter in which the 10b5-1 trading plan was adopted, and in any event subject to a maximum cooling-off period of 120 days after the date the 10b5-1 trading plan is adopted. For all other individuals, any Approved 10b5-1 Plan must provide that no purchases or sales shall occur until the expiration of a cooling-off period that is 30 days after the date the 10b5-1 trading plan is adopted;

b)

Includes a representation certifying that on the date the 10b5-1 trading plan is adopted, the plan owner is not aware of material, non-public information relating to the GasLog Entities and the 10b5-1 trading plan is adopted in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

c)

Gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Insider, so long as such third party does not possess any material non-public information about the GasLog Entities; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

d)	Has been reviewed and approved by the GasLog Entities’ Secretary and/or General Counsel.

Any modification or change to the amount, price or timing of the purchase or sale of the GasLog Entities Securities underlying a 10b5-1 trading plan is considered a termination of such 10b5-1 trading plan and the adoption of a new 10b5-1 trading plan, which will be subject to the cooling-off period in Section 7a above.

TRADING POLICY
(formerly known as “Policy Statement for Trading in Company Securities”)

Subject to certain limited exceptions, the GasLog Entities will not approve overlapping 10b5-1 trading plans and persons subject to this policy will generally only be able to have one Approved 10b5-1 Plan in effect at any given time. Additionally, if an Approved 10b5-1 Plan is designed to effect purchases or sales pursuant to the plan in a single transaction, the plan holder may generally not enter into another single-trade 10b5-1 plan for the next 12 months.

Insiders are permitted to trade in the GasLog Entities Securities when no Blackout Period is in effect, subject to the restrictions in Section 8 below. Generally, this means that Insiders can trade during the period beginning on the day that the Blackout Period ends and ending on the day that the next Blackout Period begins. However, even during this trading window, an Insider who is in possession of any material non-public information should not trade in the GasLog Entities Securities until the information has been made publicly available or is no longer material. In addition, the GasLog Entities may close the trading window if a special Blackout Period is imposed and will re-open the trading window once the special Blackout Period has ended.

Note: Non-Insider Employees are not restricted to trading during trading windows. However, all employees are subject to this Policy and are prohibited from engaging in any securities transaction if they are, or believe they may be, in possession of material, non-public information.

8.	PRE-CLEARANCE OF SECURITIES TRANSACTIONS:

8.1.

As Insiders are likely to obtain material non-public information on a regular basis, the GasLog Entities require all such persons to refrain from trading, even during an open trading window, without first pre-clearing all transactions in the GasLog Entities Securities.

8.2.

Subject to the exemption in subsection 8.4 below, no Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of or enter into any other transaction with respect to GasLog Entities Securities prohibited by Section 9 below) any GasLog Entities Securities at any time without first obtaining prior approval from the GasLog Entities’ Secretary or the General Counsel. These procedures also apply to Immediate Family Members and Related Parties. Approval can be sought by email.

8.3.

The GasLog Entities’ Secretary shall record the date each request is received and the date each request is approved. Unless revoked, a grant of permission will normally remain valid until the close of trading three business days following the day on which it was granted. If the transaction does not occur during the three-day period, pre-clearance of the transaction must be re-requested. Once the transaction has been completed, the trading form attached at the Appendix must be submitted to the GasLog Entities’ Secretary by email or in original copy.

8.4.

Pre-clearance is not required for purchases and sales of GasLog Entities Securities under an Approved 10b5-1 Plan. With respect to any transaction under an Approved 10b5- 1 Plan, the third-party effecting transactions on behalf of the Insider should be instructed to send duplicate confirmation of all such transactions to the GasLog Entities’ Secretary.

TRADING POLICY
(formerly known as “Policy Statement for Trading in Company Securities”)

The GasLog Entities strongly recommend that any transactions in any GasLog Entities Securities by Insiders are conducted pursuant to Approved 10b5-1 Plans. Accordingly, a purchase, sale or other transaction in GasLog Entities Securities pursuant to an Approved 10b5-1 Plan will not be deemed to be a violation of the trading restrictions outlined in this Policy even if such trade takes place during a Blackout Period or while the Insider was aware of material, non-public information.

Note: Non-Insider Employees are not required to seek pre-clearance for trading in GasLog Entities Securities. However, all employees are subject to this Policy and are prohibited from engaging in any securities transaction if they are, or believe they may be, in possession of material, non- public information.

9.	PROHIBITED TRANSACTIONS:

An Insider, employee or any of their respective Related Parties is prohibited from engaging in any of the following activities with respect to GasLog Entities Securities:

(i)	Trading in Equity Securities on a Short-Term Basis. Any Equity Securities purchased in the open market should be held for a minimum of six months and ideally longer.

(ii)

Purchases of GasLog Entities Securities on Margin. Any GasLog Entities Securities purchased in the open market should be paid for fully at the time of purchase. GasLog Entities Securities should not be purchased on margin (borrowing money from a stockbroker to fund the share purchase).

(iii)

Short Sales. Selling GasLog Entities Securities short is prohibited; provided, however that short sales effected by an independent financial institution (or affiliate thereof) that is party to a Permitted Hedging Derivative, in accordance with its own standard practices and procedures, for the purpose of hedging its own position as a party to, or facilitating the entry by an Insider or Employee (or any Related Party of either) into, such Permitted Hedging Derivative, are permitted. Selling short is the practice of selling more securities than one owns, a technique used to speculate on a decline in the relevant securities’ price.

(iv)

Puts, Calls and Derivatives. The purchase or sale of options, whether puts or calls, or other derivatives related to GasLog Entities Securities, is not permitted except for Permitted Hedging Derivatives. The speculative nature of the markets for these financial instruments is inconsistent with careful avoidance of trading on the basis of material non-public information. A put is a right to sell at a specified price a specific number of securities by a certain date and is utilized in anticipation of a decline in the relevant securities’ price. A call is a right to buy at a specified price a specified number of securities by a certain date and is utilized in anticipation of a rise in the relevant securities’ price. A derivative is an option, warrant, convertible security, appreciation right, swap, forward or contract or similar arrangement right with an exercise or conversion privilege at a price related to an underlying security or with a value derived from the value of such underlying security. A “Permitted Hedging Derivative” is a derivative transaction to (x) hedge a position in GasLog Entities Securities held by an Insider or Employee or Related Party of either for more than 12 months, (y) with respect to the number of GasLog Entities Securities less than or equal to the amount such Insider, employee or Related Party could sell at such time in compliance with Rule 144 under the Securities Act and (z) otherwise in compliance with the terms of the Policy, on the basis that entry into any such hedging derivative is deemed to be trading in GasLog Entities Securities for all purposes under this Policy. Insider hedges will be reviewed by the Audit and Risk Committee of GasLog or Audit Committee of GasLog Partners, as applicable, on a periodic basis.

TRADING POLICY
(formerly known as “Policy Statement for Trading in Company Securities”)

10.	RULE 144 RESTRICTIONS ON SALES BY DIRECTORS, SENIOR OFFICERS AND CONTROLLING SHAREHOLDERS:

Sales of GasLog Entities Securities, regardless of how acquired (including purchased in the open market), by an Affiliate (see definition in Section 4 above) of the GasLog Entities, must be made in compliance with the provisions of Rule 144 under the Securities Act, absent registration under the Securities Act or any other available exemption therefrom.

The restrictions and requirements imposed on sales of securities by Affiliates of the GasLog Entities include the following:

(i)

Restricted Securities must have been held for at least six months. If the securities to be sold are “restricted securities”, a six-month holding period must be satisfied. The term “restricted securities” means, in general, securities that are acquired from the GasLog Entities or an affiliate of the GasLog Entities in a transaction or chain of transaction not involving a public offering.

(ii)

The amount of shares or units being sold must not exceed prescribed limits. During any three-month period, the amount of shares of GasLog or units of GasLog Partners sold must generally not exceed the greater of (i) one percent of the total amount of that class of GasLog’s shares or GasLog Partners’ units outstanding, as applicable, or (ii) the average weekly reported trading volume on the New York Stock Exchange (the “NYSE”) during the four preceding calendar weeks.

(iii)

The shares or units must be sold in “brokers’ transactions”. Sales must be made in ordinary broker transactions or in transactions directly with a market maker. The holder of the GasLog shares or the GasLog Partners units must not solicit or arrange for the solicitation of buy orders or make any payment in connection with the sale, other than the commission to the broker who executes the order to sell. The broker may do no more than execute a sell order as agent for the usual customary commission; the broker cannot solicit or arrange for the solicitation of buy orders.

(iv)

Notice of the sale must be filed with the SEC and NYSE at the same time as the sale order is placed with the broker. If the amount of GasLog shares or GasLog Partners units sold in reliance upon Rule 144 during any three-month period exceeds 5,000 GasLog shares or GasLog Partners units, or has an aggregate sale price in excess of $50,000, a notice on Form 144 must be filed with the SEC and the NYSE simultaneously with the initiation of the transaction. The broker will assist in filing the Form 144. A seller filing a notice on Form 144 must have a bona fide intention to sell the securities referred to in the notice within a reasonable time after the Form 144 is filed with the SEC.

TRADING POLICY
(formerly known as “Policy Statement for Trading in Company Securities”)

Serious problems could be caused for the GasLog Entities and the selling Affiliate if the notice of the sale is not filed concurrently with the sale order being placed with the broker.

In addition to the requirements summarized above, Rule 144 also requires that adequate current public information with respect to the GasLog Entities must be available at the time of sale of securities. Directors and officers should contact the GasLog Entities’ Secretary and/or the General Counsel if they have any questions about Rule 144.

11.	CONFIDENTIALITY POLICY AND PROCEDURE:

Serious problems could be caused for the GasLog Entities by unauthorized disclosure of any internal information obtained in the course of employment, including but not limited to the examples given in Section 4 – Material Information, as well as information about the GasLog Entities and information relating to our customers and suppliers, whether or not for the purpose of facilitating improper trading in GasLog Entities Securities (such information is collectively known as “Inside Information”). Thus, Insiders, employees or any of their immediate family members or Affiliates should not discuss non-public matters or developments pertaining to the GasLog Entities or obtained in the course of employment with anyone outside of the GasLog Entities, except as required in the performance of regular corporate duties. Inside Information should never be disclosed to others for personal gain.

Before disclosing Inside Information to any third party (e.g. contracting parties and advisers) as part of regular corporate duties, Insiders and employees shall in cooperation with the GasLog Legal Department ensure that the recipient (i) is subject to a statutory, administrative, corporate or contractual duty of confidentiality or (ii) has been notified in writing that the information is Inside Information and should be treated as such.

These obligations apply specifically (but not exclusively) to inquiries which may be made by the financial press, investment analysts or others in the financial community or by the GasLog Entities’ suppliers or customers. It is important that all such communications on behalf of the GasLog Entities be through an appropriately designated executive officer, under carefully controlled circumstances. Unless an Insider or employee is expressly authorized to the contrary, if he or she receives any inquiries of this nature, he or she should decline to comment and should refer the inquirer to the GasLog Legal Department.

Insiders and employees should immediately notify the General Counsel and/or GasLog Entities’ Secretary of any known or suspected leak of Inside Information. Based on the information received, the General Counsel and the GasLog Entities’ Secretary together with the GasLog Entities’ Investor Relations Manager shall determine the measures to take and decide whether to disclose the Inside Information to the public.

TRADING POLICY
(formerly known as “Policy Statement for Trading in Company Securities”)

12.	POST RETIREMENT OR TERMINATIONS TRANSACTIONS:

This Policy will continue to apply to former Insiders, employees or any of their immediate family members even after the Insider or employee has retired or terminated employment or other services to the GasLog Entities or a subsidiary. Subject to additional terms, conditions or restrictions that may be set forth in an agreement between the Insider or the employee or the GasLog Entities:

For former Insiders, this policy shall apply until the later of the (i) the first trading day of the open window period following the public release of earnings for the fiscal quarter immediately following the fiscal quarter in which the Insider leaves the GasLog Entities or (ii) the first trading day after any material, non-public information known to the Insider has become public or is no longer material;

For former employees, this Policy shall apply until the first trading day after any material, non-public information known to the employee has become public or is no longer material.

13.	RESPONSIBILITY, ASSISTANCE AND CERTIFICATIONS:

Any person who has any questions about specific transactions may obtain additional guidance from the GasLog Entities’ Secretary or the General Counsel. Remember, however, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with the individual. In this regard, it is imperative that each individual uses his or her best judgement and consults with his or her own legal counsel where appropriate.

Each Insider and employee must complete and forward to the GasLog Entities’ HR department the attached form entitled “Acknowledgment and Agreement” in order to acknowledge that they have read and understood the Policy and intend to comply with it. You may be asked to certify compliance on an annual basis.

14.	LINKED DOCUMENTS:

●	Code of Business Conduct and Ethics; and
●	Compliance/Whistleblower Protection Policy

Appendix: Notice of Purchase or Sale

GASLOG LTD. AND GASLOG PARTNERS LP (the “GasLog Entities”)

NOTICE OF PURCHASE OR SALE

The undersigned hereby advises that the following GasLog Entities Securities have been purchased or sold on the date(s) listed below:

	Date of Transaction	Security	Purchased or Sold	Number of Securities	Name of Broker
1
2
3
4
5

The undersigns confirms that no other purchases or sales of the GasLog Entities Securities have been effected on the dates advised.

The undersigns confirms*:

☐	Pre-clearance was not required for this transaction as it was completed under an approved Section 10b5-1 Trading Plan.

☐	Pre-clearance was obtained from the GasLog Entities’ Secretary and/or General Counsel.

* please tick as appropriate.

(Signature)

Date:
(Print Name)

Please return in PDF copy to the GasLog Entities’ Secretary –

gchatzopoulos@gaslogltd.com